Exhibit 99.1

RE/MAX HOLDINGS, INC. REPORTS FIRST QUARTER 2023 RESULTS

Total Revenue of $85.4 Million, Adjusted EBITDA of $19.9 Million

DENVER, May 4, 2023

First Quarter 2023 Highlights

(Compared to first quarter 2022 unless otherwise noted)

▪	Total Revenue decreased 6.2% to $85.4 million
▪	Revenue excluding the Marketing Funds[1] decreased 6.0% to $64.1 million, driven by negative 5.0% organic growth[2] and adverse foreign currency movements of 1.0%
▪	Net loss attributable to RE/MAX Holdings, Inc. of $0.7 million and loss per diluted share (GAAP EPS) of $0.04
▪	Adjusted EBITDA[3] decreased 28.6% to $19.9 million, Adjusted EBITDA margin[3] of 23.3% and Adjusted earnings per diluted share (Adjusted EPS3) of $0.26
▪	Total agent count increased 0.8% to 143,523 agents
▪	U.S. and Canada combined agent count decreased 3.1% to 82,521 agents
▪	Total open Motto Mortgage franchises increased 21.5% to 232 offices[4]

Operating Statistics as of April 30, 2023

(Compared to April 30, 2022 unless otherwise noted)

▪	Total agent count increased 0.3% to 143,759 agents
▪	U.S. and Canada combined agent count decreased 3.6% to 82,393 agents
▪	Total open Motto Mortgage franchises increased 23.2% to 234 offices[4]

RE/MAX Holdings, Inc. (the “Company” or “RE/MAX Holdings”) (NYSE: RMAX), parent company of RE/MAX, one of the world’s leading franchisors of real estate brokerage services, and Motto Mortgage (“Motto”), the first-and-only national mortgage brokerage franchise brand in the U.S., today announced operating results for the quarter ended March 31, 2023.

“We performed largely as expected during the first quarter, as the U.S. housing market continued to adjust to higher interest rates,” said Steve Joyce, RE/MAX Holdings Chief Executive Officer. “Given the industry conditions, we anticipated pressure on our U.S. agent count to start the year but did see some encouraging trends toward the end of the first quarter. The quarter had several other operational highlights including agent count growth in Canada and the global regions, regained momentum in Motto franchise sales, and a continued ramp in wemlo’s business. We remain squarely focused on growth, and we believe we're positioned for improved U.S. agent count performance in the near term.”

Joyce continued: “We're executing on the strategic growth initiatives we put in place last year, and we remain confident in the upside they can deliver in the long run. We also continue to invest in critical growth-related activities such as our annual RE/MAX and Motto conventions, both of which had robust attendance, demonstrating the value our affiliates continue to derive from coming together to share ideas. We are directing our capital opportunistically so that we are best positioned to grow profitably when market conditions improve.”

RE/MAX Holdings, Inc. – First Quarter 2023	Page 1 of 16

First Quarter 2023 Operating Results

Agent Count

The following table compares agent count as of March 31, 2023 and 2022:

	As of March 31,		Change
	2023	2022	#	%
U.S.	57,450	60,717	(3,267)	(5.4)
Canada	25,071	24,443	628	2.6
Subtotal	82,521	85,160	(2,639)	(3.1)
Outside the U.S. & Canada	61,002	57,245	3,757	6.6
Total	143,523	142,405	1,118	0.8

Revenue

RE/MAX Holdings generated revenue of $85.4 million in the first quarter of 2023, a decrease of $5.6 million, or 6.2%, compared to $91.0 million in the first quarter of 2022. Revenue excluding the Marketing Funds was $64.1 million in the first quarter of 2023, a decrease of $4.1 million, or 6.0%, versus the same period in 2022. The decrease in Revenue excluding the Marketing Funds was attributable to negative organic revenue growth of 5.0% and adverse foreign-currency movements of 1.0%. Organic growth decreased primarily due to lower broker fee revenue and a reduction in U.S. agent count, partially offset by higher revenue from the annual RE/MAX agent convention. Rising interest rates adversely impacted affordability and weakened housing demand resulting in fewer transactions and, by extension, lower broker fee revenue.

Recurring revenue streams, which consist of continuing franchise fees and annual dues, decreased $1.7 million, or 4.1%, compared to the first quarter of 2022 and accounted for 63.5% of Revenue excluding the Marketing Funds in the first quarter of 2023 compared to 62.2% of Revenue excluding the Marketing Funds in the prior-year period.

Operating Expenses

Total operating expenses were $78.5 million for the first quarter of 2023, a decrease of $4.9 million, or 5.9%, compared to $83.4 million in the first quarter of 2022. First quarter 2023 total operating expenses decreased primarily due to lower settlement and impairment charges.

Selling, operating and administrative expenses were $49.1 million in the first quarter of 2023, an increase of $1.3 million, or 2.7%, compared to the first quarter of 2022 and represented 76.7% of Revenue excluding the Marketing Funds, compared to 70.2% in the prior-year period. First quarter 2023 selling, operating and administrative expenses increased primarily due to an increase in expenses associated with the annual RE/MAX agent convention and bad debt expense, partially offset by lower personnel expenses and lower professional fees.

Net Income (Loss) and GAAP EPS

Net loss attributable to RE/MAX Holdings was $0.7 million for the first quarter of 2023 compared to net income of $1.5 million for the first quarter of 2022. Reported basic and diluted GAAP loss per share were each $0.04 for the first quarter of 2023 compared to basic and diluted GAAP earnings per share of $0.08 each in the first quarter of 2022.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $19.9 million for the first quarter of 2023, a decrease of $8.0 million, or 28.6%, compared to the first quarter of 2022. First quarter 2023 Adjusted EBITDA decreased primarily due to lower revenue excluding the Marketing Funds resulting from lower broker fee revenue and a decrease in U.S. agent count, increased bad debt expense and the net impact from the annual RE/MAX agent convention. Adjusted EBITDA margin was 23.3% in the first quarter of 2023, compared to 30.7% in the first quarter of 2022.

RE/MAX Holdings, Inc. – First Quarter 2023	Page 2 of 16

Adjusted basic and diluted EPS were each $0.26 for the first quarter of 2023 compared to Adjusted basic and diluted EPS of $0.51 each for the first quarter of 2022. The ownership structure used to calculate Adjusted basic and diluted EPS for the quarter ended March 31, 2023, assumes RE/MAX Holdings owned 100% of RMCO, LLC (“RMCO”). The weighted average ownership RE/MAX Holdings had in RMCO was 58.8% for the quarter ended March 31, 2023.

Balance Sheet

As of March 31, 2023, the Company had cash and cash equivalents of $96.8 million, a decrease of $11.9 million from December 31, 2022. As of March 31, 2023, the Company had $447.4 million of outstanding debt, net of an unamortized debt discount and issuance costs, compared to $448.3 million as of December 31, 2022.

Dividend

On May 3, 2023, the Company announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share of Class A common stock. The quarterly dividend is payable on May 31, 2023, to shareholders of record at the close of business on May 17, 2023.

Share Repurchases and Retirement

As previously disclosed, in January 2022 the Company’s Board of Directors authorized a common stock repurchase program of up to $100 million. During the three months ended March 31, 2023, 160,405 shares were repurchased and retired for $3.4 million excluding commissions, at a weighted average cost of $21.24 per share. As of March 31, 2023, $62.5 million remained available under the share repurchase program.

Outlook

The Company’s second quarter and full-year 2023 Outlook assumes no further currency movements, acquisitions, or divestitures.

For the second quarter of 2023, RE/MAX Holdings expects:

▪	Agent count to change -0.5% to 0.5% over second quarter 2022;
▪	Revenue in a range of $79.0 million to $84.0 million (including revenue from the Marketing Funds in a range of $20.0 million to $22.0 million); and
▪	Adjusted EBITDA in a range of $24.5 million to $27.5 million.

For the full year 2023, the Company expects:

▪	Agent count to change -1.0% to 1.0% over full year 2022;
▪	Revenue in a range of $315.0 million to $335.0 million (including revenue from the Marketing Funds in a range of $83.5 million to $87.5 million); and
▪	Adjusted EBITDA in a range of $95.0 million to $105.0 million.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, May 5, 2023, beginning at 8:30 a.m. Eastern Time. Interested parties can register in advance for the conference call using the link below:

https://conferencingportals.com/event/tTSuEepd

RE/MAX Holdings, Inc. – First Quarter 2023	Page 3 of 16

Interested parties also can access a live webcast through the Investor Relations section of the Company’s website at http://investors.remaxholdings.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company’s website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Footnotes:

1Revenue excluding the Marketing Funds is a non-GAAP measure of financial performance that differs from U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and a reconciliation to the most directly comparable U.S. GAAP measure is as follows (in thousands):

	Three Months Ended
	March 31,
	2023	2022
Revenue excluding the Marketing Funds:
Total revenue	$85,401	$91,004
Less: Marketing Funds fees	21,342	22,851
Revenue excluding the Marketing Funds	$64,059	$68,153

2The Company defines organic revenue growth as revenue growth from continuing operations excluding (i) revenue from Marketing Funds, (ii) revenue from acquisitions, and (iii) the impact of foreign currency movements. The Company defines revenue from acquisitions as the revenue generated from the date of an acquisition to its first anniversary (excluding Marketing Funds revenue related to acquisitions where applicable).

3Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS are non-GAAP measures. These terms are defined at the end of this release. Please see Tables 5 and 6 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

4Total open Motto Mortgage franchises includes only “bricks and mortar” offices with a unique physical address with rights granted by a full franchise agreement with Motto Franchising, LLC and excludes any “virtual” offices or BranchiseSM offices.

# # #

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 140,000 agents in over 9,000 offices and a presence in more than 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage, the first-and-only national mortgage brokerage franchise brand in the U.S., has grown to over 225 offices across more than 40 states.

RE/MAX Holdings, Inc. – First Quarter 2023	Page 4 of 16

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project,” “anticipate,” “may,” “will,” “would” and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to agent count; Motto open offices; franchise sales; revenue; operating expenses; the Company’s outlook for the second quarter and full year 2023; non-GAAP financial measures; housing and mortgage market conditions; growth; encouraging trends seen toward the end of the first quarter; the Company’s focus on growth; the belief that the Company is positioned for improved U.S. agent count performance in the near term; the Company’s confidence that the strategic growth initiatives can deliver in the long run; and the Company’s directing of its capital opportunistically so that it is best positioned to grow profitably when market conditions improve. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, without limitation, (1) the global COVID-19 pandemic, which continues to pose significant and widespread risks and ongoing uncertainty for the Company’s business, including the Company’s agents, loan originators, franchisees and employees, as well as home buyers and sellers, (2) changes in the real estate market or interest rates and availability of financing, (3) changes in business and economic activity in general, (4) the Company’s ability to attract and retain quality franchisees, (5) the Company’s franchisees’ ability to recruit and retain real estate agents and mortgage loan originators, (6) changes in laws and regulations, (7) the Company’s ability to enhance, market, and protect its brands, including the RE/MAX and Motto Mortgage brands, (8) the Company’s ability to implement its technology initiatives, (9) risks related to the Company’s CEO transition, (10) fluctuations in foreign currency exchange rates, and (11) those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company’s website at www.remaxholdings.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

Investor Contact:	Media Contact:
Andy Schulz	Keri Henke
(303) 796-3287	(303) 796-3424
aschulz@remax.com	khenke@remax.com

RE/MAX Holdings, Inc. – First Quarter 2023	Page 5 of 16

TABLE 1

RE/MAX Holdings, Inc.

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenue:
Continuing franchise fees	$32,076	$33,499
Annual dues	8,618	8,920
Broker fees	10,892	15,085
Marketing Funds fees	21,342	22,851
Franchise sales and other revenue	12,473	10,649
Total revenue	85,401	91,004
Operating expenses:
Selling, operating and administrative expenses	49,115	47,831
Marketing Funds expenses	21,342	22,851
Depreciation and amortization	8,033	8,985
Settlement and impairment charges	—	3,735
Total operating expenses	78,490	83,402
Operating income (loss)	6,911	7,602
Other expenses, net:
Interest expense	(8,245)	(3,651)
Interest income	1,004	19
Foreign currency transaction gains (losses)	43	180
Total other expenses, net	(7,198)	(3,452)
Income (loss) before provision for income taxes	(287)	4,150
Provision for income taxes	(392)	(1,205)
Net income (loss)	$(679)	$2,945
Less: net income (loss) attributable to non-controlling interest	(8)	1,494
Net income (loss) attributable to RE/MAX Holdings, Inc.	$(671)	$1,451

Net income (loss) attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$(0.04)	$0.08
Diluted	$(0.04)	$0.08
Weighted average shares of Class A common stock outstanding
Basic	17,916,841	18,934,424
Diluted	17,916,841	19,211,603
Cash dividends declared per share of Class A common stock	$0.23	$0.23

RE/MAX Holdings, Inc. – First Quarter 2023	Page 6 of 16

TABLE 2

RE/MAX Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$96,754	$108,663
Restricted cash	27,329	29,465
Accounts and notes receivable, current portion, net of allowances	33,284	32,518
Income taxes receivable	1,561	2,138
Other current assets	18,216	20,178
Total current assets	177,144	192,962
Property and equipment, net of accumulated depreciation	9,249	9,793
Operating lease right of use assets	26,359	25,825
Franchise agreements, net	115,334	120,174
Other intangible assets, net	23,750	25,763
Goodwill	258,686	258,626
Deferred tax assets, net	52,464	51,441
Income taxes receivable, net of current portion	754	754
Other assets, net of current portion	8,869	9,896
Total assets	$672,609	$695,234
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,409	$6,165
Accrued liabilities	65,464	70,751
Income taxes payable	838	1,658
Deferred revenue	25,014	27,784
Current portion of debt	4,600	4,600
Current portion of payable pursuant to tax receivable agreements	1,642	1,642
Operating lease liabilities	7,371	7,068
Total current liabilities	108,338	119,668
Debt, net of current portion	442,782	443,720
Payable pursuant to tax receivable agreements, net of current portion	24,917	24,917
Deferred tax liabilities, net	12,505	13,113
Deferred revenue, net of current portion	18,117	18,287
Operating lease liabilities, net of current portion	37,453	37,989
Other liabilities, net of current portion	5,554	5,838
Total liabilities	649,666	663,532
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $.0001 per share, 180,000,000 shares authorized; 18,121,947 and 17,874,238 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	2	2
Class B common stock, par value $.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	538,743	535,566
Accumulated deficit	(63,137)	(53,999)
Accumulated other comprehensive income (deficit), net of tax	(313)	(395)
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	475,295	481,174
Non-controlling interest	(452,352)	(449,472)
Total stockholders' equity	22,943	31,702
Total liabilities and stockholders' equity	$672,609	$695,234

RE/MAX Holdings, Inc. – First Quarter 2023	Page 7 of 16

TABLE 3

RE/MAX Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(679)	$2,945
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,033	8,985
Equity-based compensation expense	4,451	5,637
Bad debt expense	1,614	170
Deferred income tax expense (benefit)	(1,579)	20
Fair value adjustments to contingent consideration	(4)	285
Impairment charge - leased assets	—	3,735
Loss on sale or disposition of assets, net	178	6
Non-cash lease benefit	(766)	(368)
Non-cash debt charges	212	212
Other, net	(116)	49
Changes in operating assets and liabilities	(8,280)	(5,174)
Net cash provided by operating activities	3,064	16,502
Cash flows from investing activities:
Purchases of property, equipment and capitalization of software	(1,489)	(3,723)
Other	195	—
Net cash used in investing activities	(1,294)	(3,723)
Cash flows from financing activities:
Payments on debt	(1,150)	(1,150)
Distributions paid to non-controlling unitholders	(2,889)	(2,894)
Dividends and dividend equivalents paid to Class A common stockholders	(4,824)	(5,124)
Payments related to tax withholding for share-based compensation	(3,458)	(5,586)
Common shares repurchased	(3,408)	(1,314)
Payment of contingent consideration	(120)	—
Net cash used in financing activities	(15,849)	(16,068)
Effect of exchange rate changes on cash	34	274
Net decrease in cash, cash equivalents and restricted cash	(14,045)	(3,015)
Cash, cash equivalents and restricted cash, beginning of period	138,128	158,399
Cash, cash equivalents and restricted cash, end of period	$124,083	$155,384

RE/MAX Holdings, Inc. – First Quarter 2023	Page 8 of 16

TABLE 4

RE/MAX Holdings, Inc.

Agent Count

(Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022	2021	2021	2021	2021
Agent Count:
U.S.
Company-Owned Regions	50,340	51,491	52,804	53,415	53,338	53,946	54,578	48,025	48,041
Independent Regions	7,110	7,228	7,311	7,410	7,379	7,381	7,429	14,403	14,220
U.S. Total	57,450	58,719	60,115	60,825	60,717	61,327	62,007	62,428	62,261
Canada
Company-Owned Regions	20,172	20,228	20,174	20,098	19,751	19,596	19,207	6,387	6,262
Independent Regions	4,899	4,892	4,844	4,756	4,692	4,548	4,442	16,679	16,248
Canada Total	25,071	25,120	25,018	24,854	24,443	24,144	23,649	23,066	22,510
U.S. and Canada Total	82,521	83,839	85,133	85,679	85,160	85,471	85,656	85,494	84,771
Outside U.S. and Canada
Independent Regions	61,002	60,175	59,167	58,260	57,245	56,527	55,280	54,707	55,443
Outside U.S. and Canada Total	61,002	60,175	59,167	58,260	57,245	56,527	55,280	54,707	55,443
Total	143,523	144,014	144,300	143,939	142,405	141,998	140,936	140,201	140,214

RE/MAX Holdings, Inc. – First Quarter 2023	Page 9 of 16

TABLE 5

RE/MAX Holdings, Inc.

Adjusted EBITDA Reconciliation to Net Income

(In thousands, except percentages)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net income (loss)	$(679)	$2,945
Depreciation and amortization	8,033	8,985
Interest expense	8,245	3,651
Interest income	(1,004)	(19)
Provision for income taxes	392	1,205
EBITDA	14,987	16,767
Impairment charge - leased assets (1)	—	3,735
Equity-based compensation expense	4,451	5,637
Acquisition-related expense (2)	37	1,257
Fair value adjustments to contingent consideration (3)	(4)	285
Restructuring charges	39	—
Other	410	236
Adjusted EBITDA (4)	$19,920	$27,917
Adjusted EBITDA Margin (4)	23.3%	30.7%

(1)	Represents the impairment recognized on a portion of the Company’s corporate headquarters office building in the prior year.
(2)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.
(3)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(4)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

RE/MAX Holdings, Inc. – First Quarter 2023	Page 10 of 16

TABLE 6

RE/MAX Holdings, Inc.

Adjusted Net Income (Loss) and Adjusted Earnings per Share

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net income (loss)	$(679)	$2,945
Amortization of acquired intangible assets	5,758	6,169
Provision for income taxes	392	1,205
Add-backs:
Impairment charge - leased assets (1)	—	3,735
Equity-based compensation expense	4,451	5,637
Acquisition-related expense (2)	37	1,257
Fair value adjustments to contingent consideration (3)	(4)	285
Restructuring charges	39	—
Other	410	236
Adjusted pre-tax net income	10,404	21,469
Less: Provision for income taxes at 25% (4)	(2,601)	(5,367)
Adjusted net income (5)	$7,803	$16,102

Total basic pro forma shares outstanding	30,476,441	31,494,024
Total diluted pro forma shares outstanding	30,476,441	31,771,203

Adjusted net income basic earnings per share (5)	$0.26	$0.51
Adjusted net income diluted earnings per share (5)	$0.26	$0.51

(1)	Represents the impairment recognized on a portion of the Company’s corporate headquarters office building in the prior year.
(2)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.
(3)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(4)	The long-term tax rate assumes the exchange of all outstanding non-controlling interest partnership units for Class A Common Stock that (a) removes the impact of unusual, non-recurring tax matters and (b) does not estimate the residual impacts to foreign taxes of additional step-ups in tax basis from an exchange because that is dependent on stock prices at the time of such exchange and the calculation is impracticable.
(5)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

RE/MAX Holdings, Inc. – First Quarter 2023	Page 11 of 16

TABLE 7

RE/MAX Holdings, Inc.

Pro Forma Shares Outstanding

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	17,916,841	18,934,424
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600
Total basic pro forma weighted average shares outstanding	30,476,441	31,494,024

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	17,916,841	18,934,424
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600
Dilutive effect of unvested restricted stock units (1)	—	277,179
Total diluted pro forma weighted average shares outstanding	30,476,441	31,771,203

(1)	In accordance with the treasury stock method.

RE/MAX Holdings, Inc. – First Quarter 2023	Page 12 of 16

TABLE 8

RE/MAX Holdings, Inc.

Adjusted Free Cash Flow & Unencumbered Cash

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Cash flow from operations	$3,064	$16,502
Less: Purchases of property, equipment and capitalization of software	(1,489)	(3,723)
(Increases) decreases in restricted cash of the Marketing Funds (1)	2,136	(4,760)
Adjusted free cash flow (2)	3,711	8,019

Adjusted free cash flow (2)	3,711	8,019
Less: Tax/Other non-dividend distributions to RIHI	—	(5)
Adjusted free cash flow after tax/non-dividend distributions to RIHI (2)	3,711	8,014

Adjusted free cash flow after tax/non-dividend distributions to RIHI (2)	3,711	8,014
Less: Debt principal payments	(1,150)	(1,150)
Unencumbered cash generated (2)	$2,561	$6,864

Summary
Cash flow from operations	$3,064	$16,502
Adjusted free cash flow (2)	$3,711	$8,019
Adjusted free cash flow after tax/non-dividend distributions to RIHI (2)	$3,711	$8,014
Unencumbered cash generated (2)	$2,561	$6,864

Adjusted EBITDA (2)	$19,920	$27,917
Adjusted free cash flow as % of Adjusted EBITDA (2)	18.6%	28.7%
Adjusted free cash flow less distributions to RIHI as % of Adjusted EBITDA (2)	18.6%	28.7%
Unencumbered cash generated as % of Adjusted EBITDA (2)	12.9%	24.6%

(1)	This line reflects any subsequent changes in the restricted cash balance (which under GAAP reflects as either (a) an increase or decrease in cash flow from operations or (b) an incremental amount of purchases of property and equipment and capitalization of developed software) so as to remove the impact of changes in restricted cash in determining adjusted free cash flow.
(2)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

RE/MAX Holdings, Inc. – First Quarter 2023	Page 13 of 16

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as revenue excluding the Marketing Funds, Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS) and adjusted free cash flow. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

Revenue excluding the Marketing Funds is calculated directly from our consolidated financial statements as Total revenue less Marketing Funds fees.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, settlement and impairment charges, equity-based compensation expense, acquisition-related expense, gain on reduction in tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, restructuring charges and other non-recurring items.

Because Adjusted EBITDA and Adjusted EBITDA margin omit certain non-cash items and other non-recurring cash charges or other items, the Company believes that each measure is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items. The Company presents Adjusted EBITDA and the related Adjusted EBITDA margin because the Company believes they are useful as supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into the Company’s results of operations. The Company’s management uses Adjusted EBITDA and Adjusted EBITDA margin as factors in evaluating the performance of the business.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company’s results as reported under U.S. GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	these measures do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its debt;

•	these measures do not reflect the Company’s income tax expense or the cash requirements to pay its taxes;

•	these measures do not reflect the cash requirements to pay dividends to stockholders of the Company’s Class A common stock and tax and other cash distributions to its non-controlling unitholders;

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•	these measures do not reflect the cash requirements pursuant to the tax receivable agreements;

•	these measures do not reflect the cash requirements for share repurchases;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;

•	although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and

•	other companies may calculate these measures differently so similarly named measures may not be comparable.

The Company's Adjusted EBITDA guidance does not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior quarters, such as gain on sale or disposition of assets and sublease and acquisition-related expense, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Adjusted net income is calculated as Net income attributable to RE/MAX Holdings, assuming the full exchange of all outstanding non-controlling interests for shares of Class A common stock as of the beginning of the period (and the related increase to the provision for income taxes after such exchange), plus primarily non-cash items and other items that management does not consider to be useful in assessing the Company’s operating performance (e.g., amortization of acquired intangible assets, gain on sale or disposition of assets and sub-lease, non-cash impairment charges, acquisition-related expense, restructuring charges and equity-based compensation expense).

Adjusted basic and diluted earnings per share (Adjusted EPS) are calculated as Adjusted net income (as defined above) divided by pro forma (assuming the full exchange of all outstanding non-controlling interests) basic and diluted weighted average shares, as applicable.

When used in conjunction with GAAP financial measures, Adjusted net income and Adjusted EPS are supplemental measures of operating performance that management believes are useful measures to evaluate the Company’s performance relative to the performance of its competitors as well as performance period over period. By assuming the full exchange of all outstanding non-controlling interests, management believes these measures:

•	facilitate comparisons with other companies that do not have a low effective tax rate driven by a non-controlling interest on a pass-through entity;

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•	facilitate period over period comparisons because they eliminate the effect of changes in Net income attributable to RE/MAX Holdings, Inc. driven by increases in its ownership of RMCO, LLC, which are unrelated to the Company’s operating performance; and

•	eliminate primarily non-cash and other items that management does not consider to be useful in assessing the Company’s operating performance.

Adjusted free cash flow is calculated as cash flows from operations less capital expenditures and any changes in restricted cash of the Marketing Funds, all as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. The restricted cash of the Marketing Funds is limited in use for the benefit of franchisees and any impact to adjusted free cash flow is removed. The Company believes adjusted free cash flow is useful to investors as a supplemental measure as it calculates the cash flow available for working capital needs, re-investment opportunities, potential Independent Region and strategic acquisitions, dividend payments or other strategic uses of cash.

Adjusted free cash flow after tax and non-dividend distributions to RIHI is calculated as adjusted free cash flow less tax and other non-dividend distributions paid to RIHI (the non-controlling interest holder) to enable RIHI to satisfy its income tax obligations. Similar payments would be made by the Company directly to federal and state taxing authorities as a component of the Company’s consolidated provision for income taxes if a full exchange of non-controlling interests occurred in the future. As a result and given the significance of the Company’s ongoing tax and non-dividend distribution obligations to its non-controlling interest, adjusted free cash flow after tax and non-dividend distributions, when used in conjunction with GAAP financial measures, provides a meaningful view of cash flow available to the Company to pursue opportunities that enhance shareholder value.

Unencumbered cash generated is calculated as adjusted free cash flow after tax and non-dividend distributions to RIHI less quarterly debt principal payments less annual excess cash flow payment on debt, as applicable. Given the significance of the Company’s excess cash flow payment on debt, when applicable, unencumbered cash generated, when used in conjunction with GAAP financial measures, provides a meaningful view of the cash flow available to the Company to pursue opportunities that enhance shareholder value after considering its debt service obligations.

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